Exhibit 99.1

Progressive Care Inc. Announces Record Second Quarter 2023 Results with Revenues of $11.6 Million and Gross Margins of 31%

340B Contract Revenue Drives Quarterly Top-Line Growth as Operating Income Reaches Record Levels

Miami, FL – August 14, 2023 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology provider, today announced financial results for the second quarter ended June 30, 2023. The Company experienced record quarterly revenues of $11.6 million, a 16% growth from the second quarter ended June 30, 2022.

“Over the past few months, our team was focused on ensuring that Progressive Care had a strong financial foundation, one that could support its continued growth while enabling it to capitalize on the large untapped potential we see in the pharmacy and healthcare markets. I am pleased to report that through our efforts, at the end of the second quarter, not only has the Company continued to grow, but we successfully eliminated the Company’s outstanding convertible debt and increased the cash available to operate the business,” said Charles M. Fernandez, Chairman and CEO of Progressive Care Inc. “Looking ahead, we remain committed to further building upon our improved balance sheet, driving growth and better positioning the Company to create shareholder value.”

Second Quarter 2023 Financial Highlights:

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Total revenues increased by $1.6 million, or 16%, to $11.6 million during the three months ended June 30, 2023, compared to $10.0 million in the prior year period. Total revenues increased by $0.2 million, or 2%, over revenue reported for the first quarter of 2023.

●	Prescription revenue increased by $0.6 million, or 6%, to $9.9 million during the second quarter of 2023, compared to $9.3 million in the prior year period.
●

340B contract revenue was $2.1 million during the second quarter of 2023, an increase of $1.4 million, compared to $0.7 million in the prior year period. The increase was attributable to an increase in our existing 340B contracts.

●	The Company recorded the highest level of income from operations in recent history of $0.6 million during the second quarter of 2023, an increase of $0.8 million when compared to the prior year period.
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Gross profit margin increased to 31% from 20% reported in the second quarter of 2022 primarily due to the increase in 340B contract revenue which has higher margins than revenue generated from pharmacy operations.

●	Cash balance as of June 30, 2023 was $7.4 million as compared to $6.7 million at December 31, 2022.

Organizational Highlights and Recent Business Developments:

●	On May 1, 2023, the Company appointed Dr. Pamela Roberts as Chief Operating Officer. Dr. Roberts formerly served as the Company’s Director of Pharmacy and Pharmacist-in-Charge.
●	On May 9, 2023, the Company successfully received an investment of $1.0 million from NextPlat Corp. (NASDAQ: NXPL).
●	On July 1, 2023, NextPlat Corp., along with two other shareholders, exercised common stock purchase warrants and were issued common stock shares by the Company. As a result, NextPlat Corp. and the two shareholders collectively own approximately 53% of the Company’s voting common stock.
●	On July 17, 2023, Progressive Care appointed Elizabeth Alcaine and Anthony Armas, both accomplished healthcare executives, as Independent Directors to serve on the Company’s Board.

Summary Financials for the Three Months Ended June 30, 2023 and 2022

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Total revenues, net	$11,556,085	$9,973,584	$1,582,501	16%
Total cost of revenue	7,997,239	7,943,231	54,008	1%
Total gross profit	3,558,846	2,030,353	1,528,493	75%
Operating expenses	2,934,674	2,227,623	707,051	32%
Income (loss) from operations	624,172	(197,270)	821,442	(416)%
Other loss	(5,261,198)	(682,586)	(4,578,612)	671%
Loss before income taxes	(4,637,026)	(879,856)	(3,757,170)	427%
Income taxes	—	(866)	866	(100)%
Net loss attributable to common shareholders	$(4,637,026)	$(880,722)	$(3,756,304)	427%

Financial Results for the Three Months Ended June 30, 2023

For the three months ended June 30, 2023 and 2022, we recognized total revenue from operations of approximately $11.6 million and $10.0 million, respectively, an overall increase of approximately $1.6 million for the three months ended June 30, 2023, when compared to the three months ended June 30, 2022. The increase in revenue was primarily attributable to an increase in prescription revenue of approximately $0.6 million and an increase in 340B contract revenue of approximately $1.4 million, which was offset by a decrease in COVID-19 testing revenue of approximately $0.4 million, when compared to the prior year period.

Gross profit margins increased from 20% for the three months ended June 30, 2022, to 31% for the three months ended June 30, 2023. The increase in gross profit margins during the second quarter of 2023 compared to the same period in 2022, was primarily attributable to the increase in 340B contract revenue, which has higher margins than revenue generated from pharmacy operations.

Income from operations increased by approximately $0.8 million for the three months ended June 30, 2023, to approximately $0.6 million, when compared to the three months ended June 30, 2022, as a result of the increase in gross profit of approximately $1.5 million, partially offset by the increase in operating expenses of approximately $0.7 million.

Net Loss

We had a net loss of approximately $4.6 million and $0.9 million for the three months ended June 30, 2023 and 2022, respectively. The increase in net loss is attributable to the debt conversion expense of approximately $5.2 million recorded in the current period.

Quarterly Report on Form 10-Q Available

The Company’s Quarterly Report on Form 10-Q, available at www.sec.gov and on the Company’s website, contains a thorough review of its financial results for the three months ended June 30, 2023.

About Progressive Care

Progressive Care Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

Forward-Looking Statements

Forward-Looking Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Public Relations Contact

Carlos Rangel

info@progressivecareus.com